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                       [Letterhead of Haythe & Curley]

                                                                       EXHIBIT 5

                                                               February 10, 1998



IMPATH Inc.
521 West 57th Street
New York, New York  10019

Dear Sirs:

     We have acted as counsel for IMPATH Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement"), filed by the Company on the date hereof under the Securities Act of 1933, as amended, with respect to (i) 2,000,000 shares (the "Firm Shares") of common stock, $.005 par value (the "Common Stock"), of the Company to be issued and sold to a group of underwriters (the "Underwriters") represented by UBS Securities LLC and Volpe Brown Whelan & Company, LLC, as set forth in the Registration Statement and (ii) 300,000 shares (the "Over-Allotment Shares") of Common Stock issuable upon exercise of the Underwriters' over-allotment option, as set forth in the Underwriting Agreement to be entered into between the Company and the Underwriters (the Firm Shares and the Over-Allotment Shares being hereinafter collectively referred to as the "Shares").

     In connection with the Registration Statement, we have examined such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and, when issued and paid for in accordance with resolutions duly adopted by the board of directors of the Company, will be duly and validly issued, fully paid and non-assessable.